                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              --------------------

Date of Report (Date of earliest event reported)         December 17, 1999

                           WYNN'S INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                         1-7200                95-2854312
(State or other jurisdiction of    (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)

500 North State College Boulevard, Suite 700, Orange, CA           92868
        (Address of principal executive offices)                 (Zip Code)

                              --------------------

Registrant's telephone number, including area code       714-938-3700

                                 Not applicable
         (Former name or former address, if changed since last report.)

Wynn's International, Inc., a Delaware corporation ("Registrant"), filed with the Commission on December 30, 1999, a Current Report on Form 8-K (the "Current Report") describing Registrant's acquisition of all of the outstanding capital stock of Goshen Rubber Companies, Inc., an Indiana corporation ("Goshen"), on December 17, 1999. In accordance with the instructions to paragraphs (a)(4) and
(b)(2) of Item 7 of Form 8-K, the Current Report omitted the financial statements of businesses acquired and the pro forma financial information required by such paragraphs.

Accordingly, Registrant hereby amends the Current Report by deleting Item 7 thereof and replacing it in its entirety with the following:

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements of businesses acquired.

                  (1) Audited consolidated financial statements of Goshen for the years ended June 30, 1999 and 1998

                  (2) Unaudited consolidated balance sheet of Goshen at September 30, 1999

                  (3) Unaudited consolidated statements of income of Goshen for the three months ended September 30, 1999 and 1998

                  (4) Unaudited consolidated statements of cash flows of Goshen for the three months ended September 30, 1999 and 1998

                  (5) Audited financial statements of Waukesha Rubber Company, Inc. ("Waukesha") for the years ended October 31, 1998 and 1997 (see discussion below concerning Goshen's acquisition of Waukesha)

                  (6)      Unaudited balance sheet of Waukesha at July 31, 1999

                  (7) Unaudited statements of income of Waukesha for the nine months ended July 31, 1999 and 1998

                  (8) Unaudited statements of cash flows of Waukesha for the nine months ended July 31, 1999 and 1998

                          GOSHEN RUBBER COMPANIES, INC.

                                AND SUBSIDIARIES

                               REPORT ON AUDITS OF

                        CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

CONTENTS

                                                             PAGE(S)
                                                             -------

Report of Independent Accountants                               1

Financial Statements:
   Consolidated Balance Sheets                                  2

   Consolidated Statements of Income                            3

   Consolidated Statements of Shareholders' Equity              4

   Consolidated Statements of Cash Flows                        5

   Notes to Consolidated Financial Statements                  6-23

                      [PRICEWATERHOUSECOOPERS LETTERHEAD]


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Goshen Rubber Companies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Goshen Rubber Companies, Inc. and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As more fully described in Note 1 to the consolidated financial statements, effective July 1, 1998 the Company changed its method of accounting for internal and external costs incurred to develop internal-use computer software.

                                             /s/ PricewaterhouseCoopers LLP


Mishawaka, Indiana
September 3, 1999

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 1999 and 1998
($ in thousands)

                                                                                    1999                   1998
                                                                                 ----------             ----------
                                    ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                      $    297              $  1,345
    Trade accounts receivable, less allowance for doubtful
     receivables of $128 in 1999 and $97 in 1998                                     27,941                20,775
    Receivables - related party and other                                               852                   554
    Refundable income taxes                                                             431                   395
    Inventories                                                                      11,741                12,184
    Prepaid expenses and other                                                        2,712                 2,628
    Deferred income taxes                                                             2,150                 1,451
                                                                                   --------              --------

           TOTAL CURRENT ASSETS                                                      46,124                39,332

Property, plant and equipment, net                                                   28,568                23,252
Investments in and advances to affiliates                                               448                   859
Investment in life insurance contracts, net of policy loans of
 $10,354 in 1999 and $9,389 in 1998                                                   1,597                 1,893
Other assets                                                                          1,084                   991
                                                                                   --------              --------
           TOTAL ASSETS                                                            $ 77,821              $ 66,327
                                                                                   ========              ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current maturities of long-term debt                                           $  2,497              $  2,341
    Accounts payable                                                                 14,823                16,723
    Accrued income taxes                                                              1,197                   390
    Accrued wages, taxes and other                                                    7,780                 5,961
                                                                                   --------              --------

           TOTAL CURRENT LIABILITIES                                                 26,297                25,415

Long-term debt                                                                       25,520                17,813
Deferred compensation                                                                 1,678                 1,657
Deferred income taxes                                                                 1,826                   691
Other long-term liabilities                                                              60                    83
                                                                                   --------              --------

           TOTAL LIABILITIES                                                         55,381                45,659
                                                                                   --------              --------

Minority interest                                                                        --                 1,250
                                                                                   --------              --------

Commitments and contingencies (Notes 12 and 13)

SHAREHOLDERS' EQUITY:
    Capital stock                                                                     1,858                 1,860
    Retained earnings                                                                20,797                17,797
    Accumulated other comprehensive loss                                               (215)                 (239)
                                                                                   --------              --------
           TOTAL SHAREHOLDERS' EQUITY                                                22,440                19,418
                                                                                   --------              --------
           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 77,821              $ 66,327
                                                                                   ========              ========

  The accompanying notes are a part of the consolidated financial statements.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
for the years ended June 30, 1999 and 1998
($ in thousands, except per share amounts)

                                                          1999           1998
                                                       ---------      ---------
NET SALES                                              $ 172,597      $ 168,813

Cost of sales                                            144,722        144,707
                                                       ---------      ---------

        Gross profit                                      27,875         24,106

Selling, general and administrative expenses              21,037         20,638
                                                       ---------      ---------

        INCOME FROM OPERATIONS                             6,838          3,468
                                                       ---------      ---------

Other nonoperating income (expense):
    Interest expense                                      (2,679)        (2,381)
    Interest income                                           68            173
    Equity in losses of affiliates                          (364)          (609)
    Other income (expense), net                            1,517             (9)
                                                       ---------      ---------

        Other nonoperating expense, net                   (1,458)        (2,826)
                                                       ---------      ---------

        INCOME BEFORE INCOME TAXES                         5,380            642

Income taxes                                               2,188            432
                                                       ---------      ---------

        NET INCOME                                     $   3,192      $     210
                                                       =========      =========

EARNINGS PER SHARE:
    Basic                                              $   37.43      $    1.05
    Diluted                                                37.43           1.05


  The accompanying notes are a part of the consolidated financial statements.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY for the years ended June 30, 1999 and 1998
($ in thousands, except per share amounts)


                                                                                                 ACCUMULATED
                                                                                   CAPITAL         OTHER          TOTAL
                                                                                    STOCK       COMPREHENSIVE     SHARE-
                                                   CAPITAL        RETAINED          TO BE          INCOME         HOLDERS'
                                                    STOCK         EARNINGS         REDEEMED        (LOSS)         EQUITY
                                                  ---------       ---------        --------     ------------     ---------
Balance, July 1, 1997                             $ 1,864         $ 17,866         $(2,960)        $ (99)        $ 16,671
                                                                                                                 --------

    Net income                                       --                210            --            --                210

    Change in cumulative
        translation adjustment                       --               --              --            (140)            (140)
                                                                                                                 --------

        Comprehensive income                                                                                           70

    Repurchase and cancellation of
        Class B shares                                 (4)            (156)           --            --               (160)

    Termination of stock
        repurchase agreements                        --               --             2,960          --              2,960

    Dividends on preferred stock
        ($8.50 per share)                            --               (123)           --            --               (123)
                                                  -------         --------         -------         -----         --------

Balance, June 30, 1998                              1,860           17,797            --            (239)          19,418
                                                                                                                 --------

    Net income                                       --              3,192            --            --              3,192

    Change in cumulative
        translation adjustment                       --               --              --              24               24
                                                                                                                 --------

        Comprehensive income                         --               --              --            --              3,216

    Repurchase and cancellation of
        Class B shares                                 (2)             (69)           --            --                (71)

    Dividends on preferred stock
        ($8.50 per share)                            --               (123)           --            --               (123)
                                                  -------         --------         -------         -----         --------

Balance, June 30, 1999                            $ 1,858         $ 20,797         $  --           $(215)        $ 22,440
                                                  =======         ========         =======         =====         ========

  The accompanying notes are a part of the consolidated financial statements.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 1999 and 1998
($ in thousands)

                                                                          1999                 1998
                                                                        --------            ---------
Cash flows from operating activities:
    Net income                                                          $  3,192             $    210
                                                                        --------             --------
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                      4,323                4,462
        Gain on acquisition of minority interest                          (1,010)                  --
        Minority interest                                                     --                  141
        Equity in losses of affiliates                                       364                  609
        Deferred income taxes                                                436                  (23)
        Other                                                               (373)                (201)
        Changes in operating assets and liabilities, net of
         effect of business dispositions:
           Trade accounts receivable                                      (7,605)                 685
           Receivables - related party and other                            (369)                (284)
           Refundable income taxes                                           (36)                  60
           Inventories                                                       165               (1,824)
           Prepaid expenses and other assets                                 (97)                (112)
           Accounts payable                                               (1,490)               5,452
           Accrued income taxes                                              807                 (168)
           Other accrued liabilities                                       1,909               (1,758)
                                                                        --------             --------
             Total adjustments                                            (2,976)               7,039
                                                                        --------             --------
             Net cash provided by operating activities                       216                7,249
                                                                        --------             --------

Cash flows from investing activities:
    Additions to property, plant and equipment                            (6,843)              (5,658)
    Proceeds from sale of assets                                             614                  312
    Premium payments for investments in life
     insurance contracts                                                    (402)                (354)
    Investment in affiliate                                                   --                 (500)
    Purchase of minority interest                                           (240)                  --
    Other                                                                     80                 (200)
                                                                        --------             --------
             Net cash (used in) investing activities                      (6,791)              (6,400)
                                                                        --------             --------

Cash flows from financing activities:
    Proceeds from revolving line of credit and
     other long-term debt                                                 72,174               60,218
    Repayments of revolving line of credit and
     other long-term debt                                                (67,105)             (61,145)
    Borrowings on cash value of life insurance, net                          965                  917
    Deferred financing costs                                                (152)                --
    Payments of deferred compensation                                       (232)                (231)
    Cash dividends paid                                                     (123)                (123)
                                                                        --------             --------
             Net cash provided by (used in) financing activities           5,527                 (364)
                                                                        --------             --------
             Increase (decrease) in cash and cash equivalents             (1,048)                 485

Cash and cash equivalents, beginning of year                               1,345                  860
                                                                        --------             --------
Cash and cash equivalents, end of year                                  $    297             $  1,345
                                                                        ========             ========

Supplemental disclosures of cash flow information:
      Cash paid for:
        Interest                                                        $  2,760             $  2,394
        Income taxes, net of refunds                                         593                  563

Noncash investing and financing activities:
    Assets acquired through capital leases or financing
      arrangements                                                         3,118                   97
    Repurchase of Class B common shares in exchange for
      shareholder note receivable                                             71                  160
    Termination of stock repurchase agreements                               --                 2,860

  The accompanying notes are a part of the consolidated financial statements.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands)


1.    SIGNIFICANT ACCOUNTING POLICIES.

      Goshen Rubber Companies, Inc. and its subsidiaries (collectively referred to as the "Company") manufacture molded and extruded rubber products, which accounted for approximately 70% and 72% of net sales in fiscal years 1999 and 1998, respectively, and also manufacture thermoplastic and urethane products. The Company has seventeen manufacturing plants in the United States and two plants in Canada. In fiscal years 1999 and 1998, approximately 73% and 72%, respectively, of the Company's products are sold to customers in the automotive industry with the remaining sales spread over a number of industries including appliance, aerosol, aerospace and a wide variety of smaller equipment manufacturers. Export sales are less than 10% of total net sales.

      The following is a summary of the accounting policies adopted by the Company which have a significant effect on the consolidated financial statements:

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Goshen Rubber Companies, Inc. and its majority owned subsidiaries.

      The Company's investments in associated companies owned 20% or more are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of these companies. As of June 30, 1999 and 1998, the Company had 50% ownership interests in G.K.I. Corporation ("G.K.I.") and Prolon, Inc. ("Prolon") (see Note 5).

      BUSINESS SEGMENTS - Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires public enterprises to report selected financial information about its operating segments. The Company has one reportable segment, manufacturing molded and extruded rubber, thermoplastic and urethane products, which includes three product lines: rubber, thermoplastics and urethane. Net sales by product line are as follows:

                                            1999        1998
                                          --------    --------
            Rubber                        $132,266    $133,140
            Thermoplastics                  33,443      30,226
            Urethane                         6,888       5,447
                                          --------    --------
                  Total                   $172,597    $168,813
                                          ========    ========

      CHANGE IN ACCOUNTING PRINCIPLE - Effective July 1, 1998, the Company adopted American Institute of Certified Public Accountants' Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software." SOP 98-1 requires internal and external costs incurred to develop internal-use computer software during the application development stage to be capi-talized and amortized over the software's useful life. As permitted by SOP 98-1, the Company early adopted the provisions of SOP 98-1 which are effective for fiscal years beginning after December 15, 1998. During the year ended June 30, 1999, the Company capitalized

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)

1.    SIGNIFICANT ACCOUNTING POLICIES, CONTINUED.

      $281 of internal costs which previously would have been expensed under generally accepted accounting principles. These capitalized internal costs are related to the Company's new computer system which is currently being implemented. The effect of this change in accounting principle for the year ended June 30, 1999 was to increase net income by approximately $167.

      FOREIGN CURRENCY TRANSLATION - The financial statements of the Company's Canadian subsidiary are translated into U.S. dollars at current exchange rates for all assets and liabilities and average exchange rates for the year for revenues and expenses. Translation gains and losses are included in the "accumulated other comprehensive income (loss)" component of shareholders' equity.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      INVENTORIES - Inventories are valued at the lower of cost or market, with cost determined using the last-in, first-out ("LIFO") method for substantially all domestic inventories of the rubber operations and the first-in, first-out ("FIFO") method for inventories of the Canadian and plastic operations.

      FACTORY SUPPLIES - The Company inventories factory supplies and charges these items to expense when used in production. Factory supplies are valued at cost on the FIFO method.

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Depreciation expense, including amortization of assets under capital leases, is computed primarily on the straight-line method over 20 to 40 years for buildings and improvements, 3 to 10 years for machinery and equipment and 5 to 7 years for computer hardware and software.

      CAPITAL LEASES - At the inception of a capital lease, the Company records the equipment under the capital lease and the related obligation at the net present value of future minimum lease payments, excluding executory costs, discounted using the rate specified in the lease or the Company's incremental borrowing rate.

      INVESTMENTS IN LIFE INSURANCE CONTRACTS - The Company has purchased life insurance contracts to insure the lives of certain key executives and also to fund obligations under deferred compensation agreements. The Company uses the cash surrender value method to value its investments in life insurance contracts, except for certain split-dollar life insurance contracts where the carrying value equals the cumulative amount of premiums paid.

      DEFERRED INCOME TAXES - Deferred income taxes are provided for differences between the tax basis of an asset or liability and its reported amount in the financial statements using the liability method.

      DEFERRED FINANCING COSTS - Certain costs incurred in connection with obtaining bank financing are deferred and amortized over the term of the related debt using the straight-line or interest methods.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


1.    SIGNIFICANT ACCOUNTING POLICIES, CONCLUDED.

      ACCUMULATED OTHER COMPREHENSIVE INCOME - Accumulated other comprehensive income (loss) consists of cumulative foreign currency translation adjustments.

      CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade receivables. The majority of the Company's customers are in the domestic automotive industry. The Company customarily grants credit during the ordinary conduct of its business and performs ongoing credit evalu-ations of its customers to minimize credit risk. The Company does not require collateral as a basis for granting credit.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash and cash equivalents, receivables and accounts payable approximated fair values at June 30, 1999 and 1998 because of the short maturities of these financial instruments. The carrying amount of long-term debt, including current maturities, approximated fair value at June 30, 1999 and 1998, based upon terms and conditions currently available to the Company in comparison to terms and conditions of the existing long-term debt. The Company has investments in life insurance contracts to fund obligations under deferred compensation agreements (see Note 8). At June 30, 1999 and 1998, the carrying amount of the investments in life insurance contracts approximated their fair value.

      RECLASSIFICATIONS - Certain amounts in the 1998 financial statements have been reclassified to conform with the 1999 presentation. The reclassifications had no effect on total assets, total shareholders' equity or net income as previously reported.

2.    INVENTORIES.

      Inventories consist of the following:


                                                 1999       1998
                                               -------     -------
         At current costs:
             Raw materials                     $ 3,602     $ 3,458
             Work in process                     3,840       3,041
             Finished goods                      6,990       8,456
                                               -------     -------
                                                14,432      14,955

             Less, Excess of current cost
              over LIFO inventory value          2,691       2,771
                                               -------     -------
                   Total                       $11,741     $12,184
                                               =======     =======

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


2.    INVENTORIES, CONCLUDED.

      Inventories are stated net of allowances for obsolescence of $1,466 and $993 at June 30, 1999 and 1998, respectively. Inventories of the Canadian and plastic operations are valued at FIFO and aggregated $3,447 and $3,548 at June 30, 1999 and 1998, respectively.

3.    PREPAID EXPENSES.

      Prepaid expenses consist of the following:

                                                 1999        1998
                                               -------     -------
         Prepaid factory supplies              $ 1,129     $ 1,149
         Prepaid customer tooling and molds        791       1,052
         Other                                     792         427
                                               -------     -------
                    Total                      $ 2,712     $ 2,628
                                               =======     =======

4.    PROPERTY, PLANT AND EQUIPMENT.

      Property, plant and equipment consist of the following:

                                                      1999            1998
                                                     -------         -------
         Land and improvements                       $   814         $   814
         Buildings and improvements                   13,431          13,324
         Machinery and equipment                      61,690          57,346
         Construction in progress                      6,884           3,353
                                                     -------         -------
                                                      82,819          74,837

            Less, Accumulated depreciation
               and amortization                       54,251          51,585
                                                     -------         -------
                 Property, plant and
                  equipment, net                     $28,568         $23,252
                                                     =======         =======

      Depreciation and amortization of property, plant and equipment aggregated $4,273 and $4,094 for the years ended June 30, 1999 and 1998, respectively.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


5.    INVESTMENTS IN AFFILIATES.

      Investments in and advances to affiliates consist of the following:

                                                      1999            1998
                                                     -------         -------
         Investment in G.K.I.                        $   172         $   573
         Investment in and advances to
          Prolon                                         273             236
         Other                                             3              50
                                                     -------         -------
               Total                                 $   448         $   859
                                                     =======         =======

      The Company has a 50% ownership interest in G.K.I. Subsequent to June 8, 1998 and as of June 30, 1998, Keeper Co., Ltd. ("Keeper"), a Japanese company, owns the other 50% of G.K.I. Prior to June 8, 1998, Keeper owned 43% and Sumitomo Corporation ("Sumitomo") owned 7%. G.K.I. manufactures and sells rubber and plastic products to the automotive industry.

      Unaudited condensed operating results and financial position of G.K.I. is as follows:

                                                       YEARS ENDED JUNE 30,
                                                     -----------------------
                                                       1999            1998
                                                     -------         --------
         Net sales                                   $ 8,903         $ 9,638
         Costs and expenses                            9,440          10,697
                                                     -------         -------
         Operating loss                                 (537)         (1,059)
         Nonoperating income (expense), net             (290)            717
                                                     -------         -------
         Net loss                                    $  (827)        $  (342)
                                                     =======         =======


                                                          AS OF JUNE 30,
                                                     -----------------------
                                                       1999            1998
                                                     ------           ------
         Current assets                              $2,572           $2,402
         Property, plant and equipment, net           3,116            2,630
         Other assets                                    72               92
                                                     ------           ------

                                                     $5,760           $5,124
                                                     ======           ======

         Current liabilities                         $4,522           $2,642
         Long-term debt                                 847            1,264
         Shareholders' equity                           391            1,218
                                                     ------           ------

                                                     $5,760           $5,124
                                                     ======           ======

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


5.    INVESTMENTS IN AFFILIATES, CONCLUDED.

      In June 1998, the Company and Keeper completed a series of transactions to restructure G.K.I.'s debt and equity:

      -  Keeper acquired Sumitomo's 7% ownership interest in G.K.I.

      - The Company and Keeper each contributed $500 to G.K.I. in exchange for ten (10) shares each of G.K.I.'s common stock.

      - The Company and Keeper forgave $500 and $180, respectively, of receivables due from G.K.I. The Company's $500 loss on forgiveness of debt is included with the Company's equity in losses of affiliates for 1998.

      As discussed in Note 13, the Company has also guaranteed certain bank debt of G.K.I.

      The Company also has a 50% ownership interest in Prolon, a manufacturer of Teflon products for the automotive industry. For the year ended June 30, 1999, unaudited net sales and net income of Prolon were $1,631 and $74, respectively. For the year ended June 30, 1998, unaudited net sales and net income of Prolon were $1,627 and $98, respectively.

6.    DEBT.

      Long-term debt consists of the following:

                                                 1999          1998
                                                -------       -------
         Revolving line of credit               $24,629       $16,725
         Term loan                                   --         1,800
         Equipment and computer notes
             payable                                 --           199
         Related party capitalized lease
             obligations, net (see Note 12)       2,988           192
         Other capitalized lease
             obligations                            400         1,238
                                                -------       -------

                 Total                           28,017        20,154
               Less, Current maturities           2,497         2,341
                                                -------       -------

                 Long-term debt                $ 25,520       $17,813
                                               ========       =======

      The Company's cash management system is designed to maintain zero cash balances and, accordingly, checks outstanding in excess of bank balances are classified as additional borrowings under the revolving line of credit. Checks outstanding in excess of bank balances aggregated $429 at June 30, 1999.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


6.    DEBT, CONTINUED.

      At June 30, 1999 and 1998, the revolving line of credit (and the term loan at June 30, 1998) were part of a Credit and Guaranty Agreement (the "Credit Agreement"), as amended on September 25, 1998, which provided for a revolving line of credit facility, including letters of credit, up to the lesser of $27 million ($20 million at June 30, 1998), or a borrowing base, which consisted of qualified receivables and inventories, as defined in the Credit Agreement. The term loan at June 30, 1998 was payable in quarterly installments of $300 plus interest and was repaid in full in fiscal year 1999. The Credit Agreement, which had a termination date of September 25, 2001, was terminated on July 20, 1999 and all borrowings under the Credit Agreement were repaid with proceeds from a new credit facility.

      At June 30, 1999 and 1998, outstanding letters of credit under the Credit Agreement aggregated $430 and $550, respectively. At June 30, 1999 and 1998, outstanding borrowings under the Credit Agreement (including the term loan at June 30, 1998) accrued interest at a blend of LIBOR and the bank's prime rate (an average rate of 7.8% at June 30, 1999 and 8.5% at June 30, 1998). The Company was also required to pay an annual commitment fee of 1/4 of 1% of the unused portion of the revolving credit facility. Outstanding borrowings under the Credit Agreement were collateralized by receivables, inventories and equipment.

      On June 22, 1998, the Company and the shareholders who were parties to the obligation to repurchase common shares mutually agreed to terminate the stock repurchase agreements.

      NEW CREDIT AGREEMENT
      --------------------

      On July 20, 1999, the Company entered into a Loan and Security Agreement (the "New Credit Agreement") with a new financial institution which is a lender and agent for a group of lenders (the "Lender"). The New Credit Agreement, which expires July 20, 2006, provides for a $56 million credit facility which includes: (i) revolving credit loans (the "Revolv-er") up to $25 million, which includes up to $1 million of letters of credit, (ii) a $21 million seven-year term loan (the "Term Loan") and
      (iii) a capital expenditure facility ("Capex Loans") to fund the Company's purchase of new and used equipment in an aggregate amount up to the lesser of $10 million or 90% of the purchase price for such equipment. On July 20, 1999, outstanding borrowings under the prior Credit Agreement were repaid with the proceeds from the Term Loan and the Revolver.

      The Term Loan is payable in increasing quarterly installments, with a final maturity in July 2006. Capex Loans shall be payable interest only until the second anniversary of the New Credit Agreement, at which time the then outstanding balance of the Capex Loans will be converted to promissory notes which are payable in equal quarterly installments of principal over five years. In addition to the scheduled principal payments, on an annual basis, commencing subsequent to the fiscal year ending June 30, 2000, the Company is required to prepay principal balances in an amount equal to 50% of the Company's excess cash flows, as that term is defined in the New Credit Agreement. Such prepayments will be applied in inverse order of maturity of scheduled payments under the Term Loan and/or Capex Loans until paid in full and then to the remaining obligations under the New Credit Agreement.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


6.    DEBT, CONCLUDED.

      Interest on the Revolver, the Term Loan and Capex Loans is payable monthly and all borrowings bear interest at a fluctuating rate per annum equal to (i) the Lender's base rate plus an applicable margin or (ii) certain basis points above LIBOR, depending on the pricing option selected and the Company's leverage ratio, as defined.

      At closing of the New Credit Agreement, the Company paid a closing fee of $650 and an agency fee of $25 to the Lender. The closing and agency fees, plus $152 of deferred financing costs as of June 30, 1999 (included in other assets at June 30, 1999) and other related financing costs incurred subsequent to June 30, 1999 will be capitalized and amortized using the interest method over the seven-year term of the New Credit Agreement.

      In connection with obtaining the New Credit Agreement, the Lender received warrants to purchase shares of the Company's Class A and Class B common shares (see Note 10). The Company will ascribe a value to the warrants which will be recorded as additional paid-in capital and as a discount from the face value of the Term Loan and will be amortized using the straight-line method over its seven-year term.

      All borrowings under the New Credit Agreement are collateralized by substantially all assets of the Company and a pledge of all issued and outstanding shares of capital stock of the subsidiaries of Goshen Rubber Companies, Inc.

      The New Credit Agreement contains, among other provisions, certain restrictive covenants including maintenance of a minimum fixed charge coverage ratio, a maximum total senior debt to EBITDA (earnings before interest, taxes, depreciation and amortization), maximum total indebtedness to EBITDA ratio, a limitation on capital expenditures and restrictions on the payment of cash dividends.

      ANNUAL MATURITIES OF DEBT
      -------------------------

      As of June 30, 1999, the annual maturities of long-term debt (calculated under the terms of the New Credit Agreement which repaid existing long-term debt) and future minimum lease payments under the capitalized lease obligations are as follows:

                                                                   CAPITAL
                                                       DEBT         LEASES
                                                     -------       --------
              2000                                   $ 1,929        $  785
              2001                                     2,375           406
              2002                                     2,875           393
              2003                                     3,225           372
              2004                                     3,300           362
              Thereafter                              10,925         2,272
                                                     -------        ------
                                                     $24,629         4,590
                                                     =======
              Less, Amount representing
               interest                                              1,202
                                                                    ------
                                                                    $3,388
                                                                    ======

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


7.    ACCRUED WAGES, TAXES AND OTHER.

      Accrued wages, taxes and other consist of the following:

                                                       1999           1998
                                                     -------        -------
         Salaries and wages                          $ 4,935        $3,634
         Taxes, other than income taxes                1,133         1,031
         Workers' compensation and group insurance       367           854
         401(k) contribution                           1,213            --
         Other                                           132           442
                                                     -------        ------
               Total                                 $ 7,780        $5,961
                                                     =======        ======

8.    EMPLOYEE BENEFIT PLANS.

      DEFINED CONTRIBUTION PLAN
      -------------------------

      The Company has a 401(k) savings plan which covers eligible employees of the Company and its subsidiaries and affiliates. Participants may voluntarily contribute a percentage of their compensation and the Company's contributions are discretionary. The Company's expense under the 401(k) plan was $1,213 and $-0- for the years ended June 30, 1999 and 1998, respectively.

      DEFINED BENEFIT PLAN
      --------------------

      The Company has a defined benefit pension plan which covers hourly employees who are members of the collective bargaining unit. The Company's funding policy is to contribute amounts within acceptable ranges provided by the Employee Retirement Income Security Act of 1974. To the extent that these requirements are fully covered by the plan's assets, a contribution may not be required in a particular year.

      The following table sets forth selected financial information regarding the Company's pension plan as of and for the years ended June 30, 1999 and 1998 in accordance with the provisions of Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ In Thousands)


8.    EMPLOYEE BENEFIT PLANS, CONTINUED.

                                                            1999        1998
                                                           -------     -------
            Changes in benefit obligation:
               Benefit obligation, beginning of year       $ 6,749     $ 6,062
               Service cost                                    357         261
               Interest cost                                   457         438
               Benefits paid                                  (454)       (447)
               Actuarial loss                                   68         435
                                                           -------     -------

               Benefit obligation, end of year               7,177       6,749
                                                           -------     -------

            Changes in plan assets:
               Assets, at fair value, beginning of year      7,077       6,624
               Actual return on assets                       1,257         900
               Benefits paid                                  (454)       (447)
                                                           -------     -------

               Assets, at fair value, end of year            7,880       7,077
                                                           -------     -------

            Reconciliation of prepaid benefit cost:
               Funded status of the plan                       703         328
               Unrecognized prior service cost                 123         136
               Unrecognized net (gain) or loss                (197)        343
               Unrecognized transition asset                   (95)       (127)
                                                           -------     -------

               Prepaid benefit cost, at June 30            $   534     $   680
                                                           =======     =======

      Net pension expense for the Company's defined benefit pension plan includes the following components:

                                                               1999       1998
                                                              -----      -----
            Service cost - benefits earned during the year    $ 357      $ 261
            Interest cost on projected benefit obligation       457        438
            Expected return on plan assets                     (651)      (609)
            Net amortization and deferral                       (17)       (17)
                                                              -----      -----
                 Total                                        $ 146      $  73
                                                              =====      =====

            Assumptions:
                 Discount rate                                 7.00%      7.00%
                 Expected long-term rate of return on
                  plan assets                                  9.50%      9.50%

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


8.    EMPLOYEE BENEFIT PLANS, CONCLUDED.

      EXECUTIVE SUPPLEMENTAL BENEFIT PLANS
      ------------------------------------

      The Company provides supplemental retirement benefits and death benefits for certain executives. As a method of funding a portion of the benefits under this plan, the Company purchased and is the beneficiary of life insurance policies with a cash surrender value of $108 and $181, net of policy loans of $5,442 and $4,864, with a face value of $6,605 and $6,349 at June 30, 1999 and 1998, respectively. Provisions for these benefits are charged to operations ratably over each employee's expected term of employment. The Company measures its obligation under the plan using an assumed discount rate of 7%. At June 30, 1999 and 1998, the accumulated benefit obligation relating to this plan was $1,678 and $1,657, respectively. Deferred compensation expense was $253 and $223 for the years ended June 30, 1999 and 1998, respectively.

9.    MINORITY INTEREST.

      On August 25, 1998, the minority shareholder of Syracuse Rubber Products, Inc. ("SRP"), a majority-owned subsidiary of the Company, agreed to sell and the Company agreed to purchase all of the issued and outstanding shares of SRP owned by the minority shareholder. The $240 purchase price was paid in cash, and the redemption resulted in a $1,010 gain which is included in other income in the consolidated statement of income for the year ended June 30, 1999.

10.   CAPITAL STOCK AND EARNINGS PER SHARE.

      CAPITAL STOCK
      -------------

      Following is a summary of capital stock outstanding ($ in thousands, except per share amounts):

                                                     1999        1998
                                                    ------      ------
         Class A voting common shares,
             $5.00 par value; authorized
             15,000 shares; issued and
             outstanding 10,513 shares              $   52      $   52

         Class B non-voting common shares,
             $5.00 par value; authorized
             90,000 shares; issued and
             outstanding 71,247 shares
             in 1999 and 71,481 shares
             in 1998                                   356         358

         Class C 8.5% cumulative preferred
             shares, $100.00 par value;
             authorized 15,000 shares; issued
             and outstanding 14,496 shares           1,450       1,450
                                                    ------      ------

                                                    $1,858      $1,860
                                                    ======      ======

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


10.   CAPITAL STOCK AND EARNINGS PER SHARE, CONCLUDED.

      During the years ended June 30, 1999 and 1998, the Company acquired 234 and 823 Class B common shares in exchange for the cancellation of $71 and $160 advances to shareholders, respectively. The excess cost over par value of the acquired Class B common shares, which were retired and canceled, was charged to retained earnings.

      In connection with the New Credit Agreement, the Company granted the Lender a Common Stock Purchase Warrant to purchase, at a purchase price of $5.00 per share, 215 shares of the Company's Class A voting common shares and 1,454 shares of the Company's Class B non-voting common shares which could equal 1% or up to 2% of the Company's Class A and B common shares when exercised, as set forth in the Common Stock Purchase Warrant. The warrant expires on July 20, 2006.

      EARNINGS PER SHARE
      ------------------

      Earnings per share for the years ended June 30, 1999 and 1998 is computed as follows ($ in thousands, except per share amounts):

                                                              1999       1998
                                                             -------    -------
            Numerator:
               Net income                                    $ 3,192    $   210
               Less, Preferred stock dividends                   123        123
                                                             -------    -------

               Numerator for basic and diluted earnings
                per share - income available to common
                shareholders                                 $ 3,069    $    87
                                                             =======    =======

            Denominator:
               Denominator for basic and diluted earnings
                per share - weighted average shares
                outstanding                                   81,992     82,815
                                                             =======    =======

            Earnings per share:
               Basic                                         $ 37.43    $  1.05
               Diluted                                         37.43       1.05

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


11.   INCOME TAXES.

      Income taxes (credit) consist of:


                                                 1999        1998
                                               --------     -------
         Current:
             United States                      $1,118       $   58
             Canadian                              270          233
             State                                 364          164
                                                ------       ------

                                                 1,752          455
                                                ------       ------
         Deferred:
             United States                         172          (91)
             Canadian                               25           38
             State                                 239           30
                                                ------       ------

                                                   436          (23)
                                                ------       ------

                Income taxes                    $2,188       $  432
                                                ======       ======

      Pre-tax income (loss) of U.S. and Canadian operations was as follows:

                                                 1999         1998
                                               --------      ------
         United States                          $4,586       $ (131)
         Canadian                                  794          773
                                                ------       ------

             Pre-tax income                     $5,380       $  642
                                                ======       ======

      A reconciliation of the provision for income taxes to the amount computed by applying the statutory Federal income tax rate (34%) to pre-tax income is as follows:

                                                 1999         1998
                                               --------      ------
         Income taxes at statutory rate        $  1,829      $  218
         State income taxes, net of federal
             tax effect                             398         128
         Alternative minimum tax credit
             carryforwards generated as a
             result of tax net operating
             loss carryback                          --        (512)
         Increase (decrease) in valuation
             allowance                              (62)        587
         Other                                       23          11
                                               --------      ------

               Total                           $  2,188      $  432
                                               ========      ======

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


11.   INCOME TAXES, CONCLUDED.

      Deferred income tax assets and liabilities consist of the following:

                                                          1999          1998
                                                         -------       -------
         Current deferred tax asset (liability):
             Alternative minimum tax credit
               carryforwards                             $   400       $   100
             Receivables                                     170           209
             Inventories                                     549           338
             Accrued vacation                                576           588
             Other accrued liabilities                       444           161
             Other                                            11            55
                                                         -------       -------

                 Total                                   $ 2,150       $ 1,451
                                                         =======       =======

         Long-term deferred tax asset (liability):
             Net operating loss carryforwards            $ 1,800       $ 1,798
             Alternative minimum tax credit
               carryforwards                                 225         1,000
             Receivables                                    (168)          (64)
             Property, plant and equipment                (2,192)       (1,941)
             Investments in unconsolidated
               affiliate                                     747           611
             Prepaid pension                                (206)         (262)
             Deferred compensation                           648           640
             Other                                          (133)          136
                                                         -------       -------

                                                             721         1,918
             Valuation allowance                          (2,547)       (2,609)
                                                         -------       -------

                 Total                                   $(1,826)      $  (691)
                                                         =======       =======

      At June 30, 1999 and 1998, the valuation allowance for deferred tax assets is attributable to state net operating losses, federal net operating loss carryforwards subject to separate return limitation rules, investment in unconsolidated affiliate (G.K.I. Corporation) and a $200 valuation allowance at June 30, 1998 for alternative minimum tax credit carryforwards.

      Accumulated undistributed earnings of the Canadian subsidiary were approximately $3,246 at June 30, 1999. No provision has been made for the U.S. income taxes on these earnings since they are considered to be permanently invested in the Canadian operation.

      At June 30, 1999, the Company had alternative minimum tax credit carryforwards of $625 which can be carried forward indefinitely, and federal net operating loss carryforwards of $1,291 which are subject to separate return limitation year rules and expire in 2000 through 2005. In addition, at June 30, 1999, the Company has approximately $19 million of various state net operating loss carryforwards which expire in 2000 through 2013.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


12.   RELATED PARTY TRANSACTIONS.

      Through 1998 and a portion of 1999, the Company purchased raw material at cost from G.K.I. After converting this material to strip stock, the Company sold G.K.I. the processed material at or near the Company's cost. During the years ended June 30, 1999 and 1998, respectively, purchases from G.K.I. were approximately $10 and $548 and sales to G.K.I. were approximately $2,160 and $3,488. The Company also recorded $202 and $164 of income from G.K.I. in 1999 and 1998, respectively, for certain sales, technical and administrative services. At June 30, 1999 and 1998, respectively, the Company had trade accounts receivable from G.K.I. of $1,380 and $777 and accounts payable to G.K.I. of $417 and $254.

      At June 30, 1999 and 1998, receivables - related party and other include notes receivable of $105 and $99, respectively, due from a shareholder of the Company. The current note bears interest at 6% and is due June 30, 2000. Also at June 30, 1999 and 1998, the Company has a $46 and $62 note receivable, respectively, from a company owned by shareholders of the Company. The note, which is classified in other assets, bears interest at 5% and is payable in monthly installments through April 30, 2002.

      The Company leases an office building under a lease agreement with a related party which is accounted for as an operating lease. The lease, which requires monthly rental payments with an annual escalation provision, extends through June 2008. The Company has subleased a portion of this building to an unrelated party under a sublease agreement which expires in June 2004. Sublease income was $62 for each of the years ended June 30, 1999 and 1998. The Company has other lease agreements with shareholders of the Company to lease certain of its manufacturing facilities which are also accounted for as operating leases. The lease periods extend through June 2008. Annual monthly rental payments vary in accordance with changes in the Consumer Price Index and the Company is also required to pay taxes, insurance and maintenance. Total rent expense under these related party leases aggregated $558 and $432 for the years ended June 30, 1999 and 1998, respectively.

      As of June 30, 1999, future minimum lease payments, net of sublease income, under all operating leases having noncancelable lease terms in excess of one year, including leases with unrelated parties, aggregate $6,963 and are payable in fiscal years ending June 30, 2000 - $1,050; 2001
      - $813; 2002 - $744; 2003 - $694; 2004 - $710 and thereafter - $2,952.

      In December 1998, the Company entered into a lease agreement with a partnership, which is owned by certain of the Company's shareholders, to lease a building and manufacturing equipment for a new manufacturing facility in South Carolina. The lease agreement extends through November 2010 and requires monthly lease payments of $29. For financial reporting purposes, the lease has been classified as a capital lease. The cost of the capitalized lease facility ($3,000) is included in property, plant and equipment. For the year ended June 30, 1999, there was no amortization of the capitalized leased assets since the building is under construction and is expected to be operational in August, 1999.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


12.   RELATED PARTY TRANSACTIONS, CONCLUDED.

      The Company also leases a building and surrounding land located at its Goshen plant complex from a partnership comprised of certain of the Company's shareholders. The lease agreement extends through December 31, 2000 and requires a monthly rental of $15 exclusive of taxes, insurance and maintenance. For financial reporting purposes the lease has been classified as a capital lease. The cost of the capitalized leased facility ($1,190) and the related accumulated amortization ($1,012 in 1999 and $958 in 1998) are included in property, plant and equipment. This leased property was originally owned by the Company and was sold to the partnership. The terms of the sale/leaseback arrangement required the Company to finance a portion of the transaction for the partnership. The receivable due from the partnership bears interest at a rate of 6% and aggregated $147 and $172 at June 30, 1999 and 1998, respectively. Following is a summary of the future minimum lease payments under this capitalized lease obligation agreement at June 30, 1999:

         Future minimum lease payments for
           fiscal years 2000 - 2001                             $ 270
         Less, Amount representing interest                        35
                                                                -----
         Present value of net minimum lease
           payments                                               235
         Less, Receivable due from the
           partnership                                            147
                                                                -----
               Net related party lease
                 obligation (included in
                 related party capitalized
                 leased obligations - see
                 Note 6)                                        $  88
                                                                =====

13.   COMMITMENTS AND CONTINGENCIES.

      CONTINGENT LIABILITIES
      ----------------------

      The Company has guaranteed certain bank debt of G.K.I. (see Note 5). G.K.I.'s outstanding bank debt, which is collateralized by substantially all assets of G.K.I. and a corporate guaranty of the Company, aggregated $501 and $728 at June 30, 1999 and 1998, respectively.

      Keeper has entered into an Indemnity Agreement with the Company which provides that Keeper will share in any liabilities under the Company's corporate guaranty and Keeper will indemnify and hold the Company harmless to the extent of fifty percent (50%) of the bank indebtedness.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

($ in thousands)


13.   COMMITMENTS AND CONTINGENCIES, CONCLUDED.

      SELF-INSURANCE
      --------------

      The Company is primarily self insured for workers' compensation claims. The Company maintains a "stop loss" insurance policy with an insurance carrier to fund individual claims in excess of $150 and total claims in excess of $1 million per year. As of June 30, 1999, the Company's insurance policy required the Company to maintain $730 of standby letters of credits of which a $430 letter of credit was outstanding under the Credit Agreement (see Note 6) and the balance was outstanding under a separate letter of credit. In addition, the Company is self-insured for group health claims. The Company maintains a "stop-loss" insurance policy with an insurance carrier to fund individual claims in excess of $200, and there is no aggregate "stop-loss" limit. Self-insurance costs are accrued based upon the aggregate liability for reported claims and a management-determined estimated liability for claims incurred but not reported.

      STATE TAX AUDIT
      ---------------

      During the year ended June 30, 1999, the Indiana Department of Revenue ("IDR") completed an examination of the Company's Indiana income tax returns for fiscal years ended June 30, 1992 - 1996 and challenged the Company's unitary tax filings. The Company does not agree with the IDR's conclusions and pursuant to a notice of assessment issued in August 1999 will protest and/or litigate this matter. The August 1999 notice of assessment requires the Company to pay the assessed taxes and interest, which aggregate $388. At June 30, 1999, the Company has accrued this liability (included in accrued income taxes) and a corresponding receivable (included in refundable income taxes) which will be collected if the Company is successful with the protest and/or litigation.

      LITIGATION
      ----------

      There are various other claims, lawsuits, disputes with third parties, investigations and pending actions involving various allegations against the Company incident to the operation of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. Management believes that the ultimate outcome of these matters and liabilities, if any, will not have a material adverse impact on the Company's consolidated financial position.

GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED
($ in thousands)


14.   SUBSEQUENT EVENTS.

      DEBT REFINANCING
      ----------------

      As discussed in Note 6, on July 20, 1999 the Company entered into a new lending agreement which repaid existing bank debt and provided for increased credit facilities.

      ACQUISITION
      -----------

      On August 31, 1999, the Company acquired all the issued and outstanding shares of common stock of Waukesha Rubber Company, Inc. ("Waukesha Rubber"), a custom rubber molder servicing primarily appliance, transportation, industrial and agricultural markets. The purchase price approximated $14.9 million plus the assumption of $918 of liabilities. The purchase price was financed with bank borrowings, net of $3.9 million of acquired cash. The acquisition cost will be allocated to the acquired assets. The excess of acquisition cost over fair value of acquired assets ("goodwill") is estimated to approximate $7.5 million and will be amortized over twenty years using the straight-line method. The acquisition will be accounted for as a purchase and the operations of Waukesha Rubber will be included in the Company's consolidated financial statements from the date of acquisition.

15.   SALE OF THE COMPANY (UNAUDITED).

      On October 21, 1999, the Company, its shareholders and Wynn's International, Inc. ("Wynn's") entered into a Stock Purchase Agreement whereby at closing Wynn's will acquire from the Company's shareholders all the issued and outstanding shares of capital stock of the Company. The closing of the transaction is subject to a number of customary conditions and the closing is expected to occur in mid-December 1999. Upon completion of the transaction, the Company will become a wholly owned subsidiary of Wynn's.

Goshen Rubber Companies, Inc. and Subsidiaries
Consolidated Balance Sheet
September 30, 1999
($ in thousands)

                                                                   (unaudited)
                                     ASSETS                           1999
                                                                   -----------
CURRENT ASSETS:
     Cash and cash equivalents                                      $  1,060
     Trade accounts receivable, less allowance for doubtful
       receivables of $293                                            27,511
     Receivables - related party and other                             1,056
     Refundable income taxes                                             596
     Inventories                                                      12,348
     Prepaid expenses and other                                        2,994
     Deferred income taxes                                             2,055
                                                                    --------

                  TOTAL CURRENT ASSETS                                47,620

Property, plant and equipment, net                                    33,260
Investments in and advances to affiliates                                115
Investments in life insurance contracts, net of policy loans
     of $10,354                                                        1,717
Excess of acquisition cost over fair value of acquired
     net assets, less accumulated amortization                         7,433
Other assets                                                           2,017
                                                                    --------

                  TOTAL ASSETS                                      $ 92,162
                                                                    ========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt                           $  1,804
     Accounts payable                                                 17,015
     Accrued income taxes                                                962
     Accrued wages, taxes, and other                                   8,459
                                                                    --------

                  TOTAL CURRENT LIABILITIES                           28,240

Long-term debt                                                        38,135
Deferred compensation                                                  1,628
Deferred income taxes                                                  2,191
Other long-term liabilities                                               59
                                                                    --------

                  TOTAL LIABILITIES                                   70,253
                                                                    --------

SHAREHOLDERS' EQUITY:
     Capital stock                                                     1,858
     Additional paid in capital                                          158
     Retained earnings                                                20,093
     Accumulated other comprehensive loss                               (200)
                                                                    --------

                  TOTAL SHAREHOLDERS' EQUITY                          21,909

                                                                    --------
                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $ 92,162
                                                                    ========

See accompanying note.

Goshen Rubber Companies, Inc. and Subsidiaries
Consolidated Statements of Income
for the three months ended September 30, 1999 and 1998
($ in thousands)

                                                                     (unaudited)
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
NET SALES                                                     $ 43,295         $ 40,565

Cost of sales                                                   37,432           35,252
                                                              --------         --------

              Gross profit                                       5,863            5,313

Selling, general and administrative expenses                     5,459            4,984
                                                              --------         --------

              INCOME FROM OPERATIONS                               404              329

Other nonoperating income (expense):
      Interest expense                                            (767)            (620)
      Interest income                                               24               19
      Equity in losses of affiliates                              (332)             (30)
      Other income (expense), net                                   66            1,104
                                                              --------         --------

              Other nonoperating income (expense), net          (1,009)             473
                                                              --------         --------

              INCOME BEFORE INCOME TAXES                          (605)             802

Income taxes                                                        68              320
                                                              --------         --------

              NET INCOME                                      $   (673)        $    482
                                                              ========         ========

See accompanying note.

Goshen Rubber Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
for the three months ended September 30, 1999 and 1998
($ in thousands)

                                                                                    (unaudited)
                                                                                --------------------
                                                                                  1999        1998
                                                                                --------    --------
Cash flows from operating activities:
        Net income (loss)                                                       $   (673)   $    482
                                                                                --------    --------
        Adjustments to reconcile net income (loss) to net cash
          provided by (used in) operating activities:
               Depreciation and amortization                                       1,343       1,048
               Gain on acquisition of minority interest                               --      (1,022)
               Equity in losses of affiliates                                        332          30
               Deferred income taxes                                                  --          (4)
               Other                                                                (319)        207
               Changes in operating assets and liabilities,
                net of effect of business acquisitions:
                    Trade accounts receivable                                      1,571      (3,809)
                    Receivables - related party and other                           (196)         51
                    Inventories                                                      (92)        272
                    Prepaid expenses and other assets                               (279)       (146)
                    Accounts payable                                               1,842         919
                    Accrued income taxes                                            (384)        215
                    Other accrued liabilities                                        554        (531)
                                                                                --------    --------

                          Total adjustments                                        4,372      (2,770)
                                                                                --------    --------

                          Net cash provided by (used in) operating activities      3,699      (2,288)

Cash flows from investing activities:
        Acquisition of business, net of $3,933 of acquired cash                  (10,938)         --
        Purchase of minority interest                                                 --        (240)
        Additions to property, plant and equipment                                (2,941)     (1,313)
        Premium payments for investments in life insurance contracts                (121)         (7)
                                                                                --------    --------

                          Net cash used in investing activities                  (14,000)     (1,560)
                                                                                --------    --------

Cash flows from financing activities:
        Proceeds from revolving line of credit and other long-term debt           50,658      18,795
        Repayments of revolving line of credit and other long-term debt          (38,577)    (16,210)
        Deferred financing costs                                                    (935)         --
        Payments of deferred compensation                                            (51)        (51)
        Cash dividends paid                                                          (31)        (31)
                                                                                --------    --------

                          Net cash provided by financing activities               11,064       2,503
                                                                                --------    --------

                          Increase (decrease) in cash and cash equivalents           763      (1,345)

Cash and cash equivalents, beginning of period                                       297       1,345
                                                                                --------    --------

Cash and cash equivalents, end of period                                        $  1,060    $     --
                                                                                ========    ========

See accompanying note.

                 GOSHEN RUBBER COMPANIES, INC. AND SUBSIDIARIES
              NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          September 30, 1999 and 1998


1.  Basis of Presentation and Significant Accounting Policies

    The unaudited consolidated balance sheet as of September 30, 1999 and the unaudited consolidated statements of income and cash flows for the three months ended September 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, the unaudited consolidated financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

    In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the information for the interim periods herein reported have been included. Operating results for the three month period ended September 30, 1999 are not necessarily indicative of the results that might be expected for the fiscal year.

    The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in
    Item 7(a)(1) above.

                              FINANCIAL STATEMENTS

                                 WAUKESHA RUBBER
                                  COMPANY, INC.

                                   Years ended
                            October 31, 1998 and 1997

                          Waukesha Rubber Company, Inc.

                              Financial Statements

                      Years ended October 31, 1998 and 1997




                                    CONTENTS

Report of Independent Auditors .......................................................1

Financial Statements

Balance Sheets .......................................................................2
Statements of Income and Retained Earnings ...........................................3
Statements of Cash Flows .............................................................4
Notes to Financial Statements ........................................................5

                         Report of Independent Auditors

The Board of Directors
Waukesha Rubber Company, Inc.

We have audited the accompanying balance sheets of Waukesha Rubber Company, Inc. (the Company) as of October 31, 1998 and 1997, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waukesha Rubber Company, Inc. at October 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             /s/ Ernst & Young LLP


Milwaukee, Wisconsin
December 4, 1998

                          Waukesha Rubber Company, Inc.

                                 Balance Sheets

                                                                                       OCTOBER 31
                                                                          ----------------------------------
                                                                             1998                    1997
                                                                          ----------              ----------
ASSETS
Current assets:
  Cash                                                                    $3,446,102              $2,535,922
  Accounts receivable (less allowance for doubtful
    accounts of $5,400 in both years)                                      1,446,486               1,471,210
  Inventories (Note 2)                                                       574,134                 452,947
  Prepaid expenses and other                                                   1,375                   1,375
  Deferred income taxes (Note 6)                                              50,000                  40,000
                                                                          ----------              ----------
Total current assets                                                       5,518,097               4,501,454

Property, plant and equipment:
  Land and improvements                                                      125,459                 125,459
  Buildings and improvements                                                 529,903                 529,903
  Machinery and equipment                                                  5,807,692               5,705,149
                                                                          ----------              ----------
                                                                           6,463,054               6,360,511
  Less accumulated depreciation                                            3,870,205               3,701,601
                                                                          ----------              ----------
Net property, plant and equipment                                          2,592,849               2,658,910
                                                                          ----------              ----------
                                                                          $8,110,946              $7,160,364
                                                                          ==========              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                        $  376,278              $  218,933
  Income taxes                                                               153,140                 116,827
  Accrued liabilities                                                        276,015                 278,046
  Dividends payable                                                           60,000                  60,000
                                                                          ----------              ----------
Total current liabilities                                                    865,433                 673,806

Deferred income taxes (Note 6)                                               390,000                 394,000

Stockholders' equity:
  Common stock, par value $10 per share; 15,000
    shares authorized; 8,000 shares issued
    (Note 4)                                                                  80,000                  80,000
  Retained earnings                                                        9,113,148               8,350,193
                                                                          ----------              ----------
                                                                           9,193,148               8,430,193
  Less common stock held in treasury, at cost,
    6,800 shares                                                           2,337,635               2,337,635
                                                                          ----------              ----------
Total stockholders' equity                                                 6,855,513               6,092,558
                                                                          ----------              ----------
                                                                          $8,110,946              $7,160,364
                                                                          ==========              ==========

See accompanying notes

                          Waukesha Rubber Company, Inc.

                   Statements of Income and Retained Earnings


                                                                      YEAR ENDED OCTOBER 31
                                                                 -----------------------------
                                                                     1998              1997
                                                                 ------------      -----------
Net sales                                                        $ 12,614,322      $12,432,356

Operating costs and expenses:
  Cost of sales                                                     9,172,109        9,126,432
  Selling and administrative expenses                               2,042,647        1,876,792
                                                                 ------------      -----------
                                                                   11,214,756       11,003,224
                                                                 ------------      -----------
Income from operations                                              1,399,566        1,429,132

Other income:
  Interest income                                                     143,469          106,179
  Other, net                                                           67,820           60,542
                                                                 ------------      -----------
                                                                      211,289          166,721
                                                                 ------------      -----------
Income before income taxes                                          1,610,855        1,595,853

Provision for income taxes:
  Current:
    Federal                                                           518,000          487,200
    State                                                             103,900           97,300
  Deferred                                                            (14,000)          27,150
                                                                 ------------      -----------
                                                                      607,900          611,650
                                                                 ------------      -----------
Net income                                                          1,002,955          984,203

Retained earnings at beginning of year                              8,350,193        7,605,990
                                                                 ------------      -----------
                                                                    9,353,148        8,590,193
Cash dividends declared on common stock--$200 per
  share in 1998 and 1997                                              240,000          240,000
                                                                 ------------      -----------
Retained earnings at end of year                                 $  9,113,148      $ 8,350,193
                                                                 ============      ===========


See accompanying notes.

                          Waukesha Rubber Company, Inc.

                            Statements of Cash Flows


                                                                                  YEAR ENDED OCTOBER 31
                                                                         ------------------------------------
                                                                             1998                     1997
                                                                         -----------              -----------
OPERATING ACTIVITIES
Net income                                                               $ 1,002,955              $   984,203
Adjustments to reconcile net income to cash
  provided by operating activities:
    Depreciation                                                             420,808                  423,276
    Deferred income taxes                                                    (14,000)                  27,150
    Gain on sale of equipment                                                (20,566)                  (2,570)
    Changes in current assets and liabilities:
      Accounts receivable                                                     24,724                 (486,241)
      Inventories                                                           (121,187)                (114,647)
      Accounts payable                                                       157,345                  (52,046)
      Income taxes                                                            36,313                   69,511
      Accrued liabilities                                                     (2,031)                  64,059
                                                                         -----------              -----------
Cash provided by operating activities                                      1,484,361                  912,695

INVESTING ACTIVITIES
Additions to property, plant and equipment                                  (358,181)                (205,763)
Proceeds from sale of equipment                                               24,000                   49,500
                                                                         -----------              -----------
Cash used in investing activities                                           (334,181)                (156,263)

FINANCING ACTIVITY
Dividends paid                                                              (240,000)                (240,000)
                                                                         -----------              -----------

Net increase in cash                                                         910,180                  516,432
Cash at beginning of year                                                  2,535,922                2,019,490
                                                                         -----------              -----------
Cash at end of year                                                      $ 3,446,102              $ 2,535,922
                                                                         ===========              ===========
Supplemental disclosure of cash flows information:
  Cash paid during the year for -
    Income taxes                                                         $   585,588              $   514,989


See accompanying notes.
                                        4

                          Waukesha Rubber Company, Inc.

                         Notes to Financial Statements

                                October 31, 1998


1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Waukesha Rubber Company, Inc. (the Company) is a custom molder of mechanical rubber products, operating principally in the U.S. market. Approximately two thirds of the sales volume is generated from customer-designed components for customer-assembled end products. Approximately one third of the sales volume is derived from the direct marketing of a line of products for the poultry processing industry.

INVENTORIES

Inventories are valued at the lower of cost, determined on the last-in, first-out (LIFO) method, or market. If the inventories had been valued on the first-in, first-out (FIFO) basis, they would have been approximately $1,165,000 and $1,153,000 higher at October 31, 1998 and 1997, respectively.

PROPERTY, PLANT AND EQUIPMENT

Additions and improvements are capitalized at cost. The capitalized assets are depreciated using the straight-line method over the following estimated useful lives:

                                                                Years
                                                               --------
        Land improvements                                           10
        Buildings and improvements                             14 - 33
        Machinery and equipment                                 3 - 14

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                          Waukesha Rubber Company, Inc.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SIGNIFICANT CUSTOMERS

The Company periodically evaluates the financial condition of its customers to whom credit is granted and, generally, does not require collateral. During 1998 and 1997, sales to the Company's three largest customers amounted to 29% and 24%, respectively, of total net sales. At October 31, 1998 and 1997, 30% and 25%, respectively, of accounts receivable relate to the Company's three largest customers.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

2. INVENTORIES

A summary of inventories at October 31, 1998 and 1997, is as follows:

                                                   1998         1997
                                               -----------------------
        Raw materials                           $249,308      $208,434
        Work in progress                          90,726        75,635
        Finished goods                           234,100       168,878
                                               -----------------------
                                                $574,134      $452,947
                                               =======================

3. LINE OF CREDIT AND NOTE PAYABLE TO BANK

As of October 31, 1998, the Company has a $1,000,000 line of credit with a bank. Borrowings under this line bear interest at the bank's prime rate and are unsecured. There were no borrowings under this line at October 31, 1998 or 1997. No interest was paid during the years ended October 31, 1998 or 1997.

                          Waukesha Rubber Company, Inc.

4. STOCK TRANSFER RESTRICTIONS

All stock issued by the Company contains restrictions on the sale thereof. The restrictions require that a stockholder desiring to sell any shares (including any stockholder whose employment is terminated) must first offer to sell the shares to the Company. The price will be their initial cost plus a proportionate share of the retained earnings since issuance of the shares. The Company shall have ten days to accept the stockholder's offer. In the event that the Company refuses to purchase the offered shares within this time limitation, the stockholder shall be free to dispose of or retain the shares that were offered without any future restriction on such shares.

5. PENSION PLANS

The Company participates in two multiemployer defined contribution pension plans covering its union employees. Contributions are based upon hours worked for one plan and days worked for the other plan. The Company's contributions to these plans and pension expense for the years ended October 31, 1998 and 1997, were $151,098 and $142,424, respectively.

6. INCOME TAXES

Significant components of the Company's deferred tax liabilities and assets at October 31 are as follows:

                                                              1998        1997
                                                            --------    --------
        Deferred tax liability - accelerated
          tax-basis depreciation                            $390,000    $394,000

        Deferred tax assets:
          Vacation accrual                                    31,000      25,000
          Inventory valuation                                 17,000      13,000
          Bad debt allowance                                   2,000       2,000
                                                            --------    --------
        Total deferred tax assets                             50,000      40,000
                                                            --------    --------
        Net deferred tax liability                          $340,000    $354,000
                                                            ========    ========

7. COMMITMENTS

The Company has entered into commitments to purchase approximately $160,000 of raw rubber over the next year, at prices ranging from $0.49 to $0.51 per pound, as compared to the approximate price in October 1998 of $0.55 per pound.

                          Waukesha Rubber Company, Inc.

8. YEAR 2000 ISSUE--UNAUDITED

The Company has developed a plan to modify its internal information technology to be ready for the year 2000 and has begun converting critical data processing systems. The transformation of internal systems is expected to be substantially complete by April 30, 1999. The project also includes determining whether third parties have reasonable plans in place to become Year 2000 compliant. In the event that the remediation plans are unsuccessful, the Company has a contingency plan in place for continuing operations. The Company does not expect this project to have a significant impact on either results of operation or business operations.

                        Waukesha Rubber Company, Inc.
                                Balance Sheet
                  ($ in thousands, except per share amounts)

                                                          (unaudited)
                                                            July 31
                                                             1999
                                                          -----------
ASSETS

Current assets:
   Cash and cash equivalents                                $3,933
   Accounts receivable (less allowance for doubtful
     accounts of $5)                                         1,141
   Receivables - other                                           8
   Inventories                                                 515
   Prepaid expenses and other                                    2
   Deferred income taxes                                        31
                                                            ------
Total current assets                                         5,630

Property, plant and equipment, net                           2,742
                                                            ------

                                                            $8,372
                                                            ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                         $  302
   Income taxes                                                 12
   Accrued liabilities - other                                 253
                                                            ------
Total current liabilities                                      567

Deferred income taxes                                          382
                                                            ------

Stockholders' equity:
    Common stock, par value $10 per share; 15,000 shares
      authorized; 8,000 shares issued                           80
    Retained earnings                                        7,343
                                                            ------

Total stockholders' equity                                   7,423
                                                            ------

                                                            $8,372
                                                            ======


See accompanying note.

                          Waukesha Rubber Company, Inc.
                              Statements of Income
                    Nine Months Ended July 31, 1999 and 1998

                                            (unaudited)
                                          ----------------
                                           1999      1998
                                          ------    ------
Net sales                                 $9,021    $9,271

Operating costs and expenses:
  Cost of sales                            6,710     6,990
  Selling and administrative expenses      1,260     1,418
                                          ------    ------

Income from operations                     1,051       863

Other income:
  Interest income                            126       102
  Other, net                                  19        57
                                          ------    ------

Income before income taxes                 1,196     1,022

Provision for income taxes                   458       388
                                          ------    ------

Net income                                $  738    $  634
                                          ======    ======


See accompanying note.

                          Waukesha Rubber Company, Inc.
                            Statements of Cash Flows
                    Nine Months Ended July 31, 1999 and 1998
                                ($ in thousands)

                                                                       (unaudited)
                                                                    -------------------
                                                                     1999        1998
                                                                    -------     -------
OPERATING ACTIVITIES:
Net income                                                          $   738     $   634
                                                                    -------     -------
Adjustments to reconcile net income to cash provided by
   operating activities:
     Depreciation                                                       326         369
     Changes in current assets and liabilities:
       Accounts receivable                                              263         154
       Receivables - other                                               34         (35)
       Inventories                                                       59          17
       Deferred income taxes                                             11          22
       Accounts payable                                                (103)        113
       Income taxes                                                    (141)        (95)
       Accrued liabilities - other                                      (54)        254
                                                                    -------     -------
Cash provided by operating activities                                 1,133       1,433

INVESTING ACTIVITY
Additions to property, plant and equipment                             (475)       (227)

FINANCING ACTIVITY
Dividends paid                                                         (171)       (120)
                                                                    -------     -------

Net increase in cash and cash equivalents                               487       1,086

Cash and cash equivalents at beginning of period                      3,446       2,536
                                                                    -------     -------

Cash and cash equivalents at end of period                          $ 3,933     $ 3,622
                                                                    =======     =======


See accompanying note.

                         WAUKESHA RUBBER COMPANY, INC.
                     NOTE TO UNAUDITED FINANCIAL STATEMENTS

                             July 31, 1999 and 1998

1.  Basis of Presentation and Significant Accounting Policies

    The unaudited balance sheet as of July 31, 1999 and the unaudited statements of income and cash flows for the nine month periods ended July 31, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, the unaudited financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

    In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the information for the interim periods herein reported have been included. Operating results for the nine month period ended July 31, 1999 are not necessarily indicative of the results that might be expected for the year ended October 31, 1999.

    The unaudited financial statements should be read in conjunction with the audited financial statements included in Item 7(a)(5) above.

         (b)      Pro forma financial information.

                  (1) Unaudited pro forma combined condensed statement of income of the Company (also sometimes referred to herein as "Wynn's"), Goshen and Waukesha for the nine months ended September 30, 1999, as if the acquisition had occurred on the first day of the period presented.

                  (2) Unaudited pro forma combined condensed statement of income of Wynn's, Goshen and Waukesha for the year ended December 31, 1998, as if the acquisition had occurred on the first day of the period presented.

                  (3) Notes to unaudited pro forma combined condensed statements of income.

                  (4) Unaudited pro forma combined condensed balance sheet of Wynn's and Goshen at September 30, 1999, as if the acquisition had occurred on that date.

                  (5) Notes to unaudited pro forma combined condensed balance sheet.


                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

As described in Item 2 above, the Company acquired on December 17, 1999 all of the outstanding capital stock of Goshen (the "Goshen Stock"), a developer, manufacturer and marketer of rubber, plastic and urethane products. Prior to that date, on August 31, 1999, Goshen acquired all of the outstanding capital stock of Waukesha, a manufacturer of custom molded rubber products.

The following unaudited pro forma combined condensed statements of income for the nine months ended September 30, 1999 and the year ended December 31, 1998 present unaudited pro forma operating results for the Company as if the Company had acquired Goshen as of the first day of the periods presented. Beginning August 1, 1999, Goshen's results of operations included Waukesha's results of operations. Prior to August 1, 1999, Waukesha's results of operations were separately reported. Therefore, the unaudited pro forma combined condensed statement of income for the nine months ended September 30, 1999 includes two months (August 1, 1999 through September 30, 1999) of Waukesha's results of operations that are reflected in Goshen's results of operations, and seven months (January 1, 1999 through July 31, 1999) of Waukesha's results of operations that are reported separately.

 The following unaudited pro forma combined condensed balance sheet as of September 30, 1999 also presents the unaudited pro forma financial condition of the Company as if the Company had acquired Goshen as of September 30, 1999. The excess of the purchase price of the Goshen Stock over the net identifiable assets and liabilities of Goshen is reported as goodwill, and is assumed to be amortized over 20 years. The carrying values of Goshen's net assets are assumed to equal their fair values for purposes of these unaudited pro forma financial statements, unless indicated otherwise in the notes to the unaudited pro forma combined condensed balance sheet. These values are subject to revision. However, management believes that any resulting adjustments will not have a material effect on the financial position or results of operations of the Company. Certain reclassifications have been made to Goshen's and Waukesha's financial information to conform with the Company's financial statement presentations.

The unaudited pro forma financial statements were prepared assuming: (i) the acquisition of the Goshen Stock (the "Acquisition") is accounted for under the purchase method of accounting and (ii) the Company's current revolving credit agreement would have been consummated prior to the pro forma acquisition dates with substantially the same terms and conditions. The unaudited pro forma adjustments represent the Company's preliminary determination of the necessary adjustments and are based upon certain assumptions that the Company considers reasonable under the circumstances. Final amounts may differ from those set forth below.

The unaudited pro forma financial information presented does not consider any future events that may occur after the date of the Acquisition. The unaudited pro forma financial information presented does not attempt to quantify any operating expense synergies or cost reductions of the combined operations of the Company and Goshen that may be realized after the date of the Acquisition. Nor does the unaudited pro forma financial information consider the incremental expense or capital costs that may be incurred as a result of the Acquisition.

THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE ACQUISITION BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE COMPANY FOLLOWING THE ACQUISITION.

The unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of the Company in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999, the Company's annual report on Form 10-K for the year ended December 31, 1998, and the audited and unaudited financial statements of Goshen and Waukesha presented in Item 7(a) above.

The Company believes that the accompanying unaudited pro forma financial statements contain all adjustments necessary to fairly present the results of operations of the combined company for the nine months ended September 30, 1999, the year ended December 31, 1998 and the combined financial position of the Company at September 30, 1999.

                           WYNN'S INTERNATIONAL, INC.
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                (Dollars In Thousands, Except Per Share Amounts)

                                                               WAUKESHA    PRO FORMA       PRO FORMA
                                        WYNN'S      GOSHEN       (f)      ADJUSTMENTS        WYNN'S
                                       --------    --------    --------   -----------      ---------
Revenues:
  Net sales                            $272,428    $133,579    $ 7,183     $      --        $413,190
  Interest income                         1,965          53         98        (1,406)(a)         710
                                       --------    --------    -------     ---------        --------
                                        274,393     133,632      7,281        (1,406)        413,900
                                       --------    --------    -------     ---------        --------

Costs and expenses:
  Cost of sales                         165,607     112,351      5,303          (113)(b)     283,148
  Selling, general and
    administrative                       74,498      16,684        977           886 (c)      93,045
  Interest expense                           60       2,127         --           766 (d)       2,953
                                       --------    --------    -------     ---------        --------
                                        240,165     131,162      6,280         1,539         379,146
                                       --------    --------    -------     ---------        --------

Income before taxes based on income      34,228       2,470      1,001        (2,945)         34,754
Provision for taxes based on income      12,322       1,379        384          (717)(e)      13,368
                                       --------    --------    -------     ---------        --------
Net Income                             $ 21,906    $  1,091    $   617     $  (2,228)       $ 21,386
                                       ========    ========    =======     =========        ========

Earnings per share of common stock:
  Basic                                $   1.17                                             $   1.14
                                       ========                                             ========
  Diluted                              $   1.15                                             $   1.12
                                       ========                                             ========

Average shares outstanding:
  Basic                                  18,753                                   25 (g)      18,778
                                       ========                            =========        ========
  Diluted                                19,108                                   25 (g)      19,133
                                       ========                            =========        ========


See accompanying notes to unaudited pro forma combined condensed income statements.

                           WYNN'S INTERNATIONAL, INC.
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (Dollars In Thousands, Except Per Share Amounts)

                                                                     WAUKESHA     PRO FORMA        PRO FORMA
                                              WYNN'S      GOSHEN       (f)       ADJUSTMENTS        WYNN'S
                                             --------    --------    --------    -----------       ---------
Revenues:
  Net sales                                  $336,875    $167,943    $ 12,614     $      --        $517,432
  Interest income                               2,356         144         144        (1,921)(a)         723
                                             --------    --------    --------     ---------        --------
                                              339,231     168,087      12,758        (1,921)        518,155
                                             --------    --------    --------     ---------        --------

Costs and expenses:
  Cost of sales                               207,088     143,078       9,172           765 (b)     360,103
  Selling, general and administrative          89,252      19,559       1,975         1,514 (c)     112,300
  Interest expense                                250       2,575          --         1,286 (d)       4,111
                                             --------    --------    --------     ---------        --------
                                              296,590     165,212      11,147         3,565         476,514
                                             --------    --------    --------     ---------        --------

Income before taxes based on income            42,641       2,875       1,611        (5,486)         41,641
Provision for taxes based on income            15,351       1,385         608        (1,539)(e)      15,805
                                             --------    --------    --------     ---------        --------
Net Income                                   $ 27,290    $  1,490    $  1,003     $  (3,947)       $ 25,836
                                             ========    ========    ========     =========        ========

Earnings per share of common stock:
  Basic                                      $   1.43                                              $   1.35
                                             ========                                              ========
  Diluted                                    $   1.39                                              $   1.31
                                             ========                                              ========

Average shares outstanding:
  Basic                                        19,109                                    25 (g)      19,134
                                             ========                             =========        ========
  Diluted                                      19,678                                    25 (g)      19,703
                                             ========                             =========        ========


See accompanying notes to unaudited pro forma combined condensed income statements.

Basis of Consolidation
----------------------

Wynn's fiscal year ends on December 31. Goshen's fiscal year ended on June 30, and Waukesha's fiscal year ended on October 31. For purposes of the unaudited pro forma combined condensed statement of income for the nine months ended September 30, 1999, results of operations for Goshen are for the nine months ended September 30, 1999, which include the operations of Waukesha from August 1 to September 30, 1999, and results of operations for Waukesha are for the seven months ended July 31, 1999. For purposes of the unaudited pro forma consolidated condensed statement of income for the year ended December 31, 1998, results of operations for Goshen are for the year ended December 31, 1998, and results of operations for Waukesha are for the year ended October 31, 1998.

Notes To Unaudited Pro Forma Combined Condensed Income Statements
-----------------------------------------------------------------

(a) Reflects the decrease in interest income from investment activities due to the use of corporate cash and cash equivalents to fund the purchase price for Goshen.

(b) Reflects the effect on cost of goods sold resulting from the adjustments below (in thousands):

                                                                Nine Months
                                                                   Ended              Year Ended
                                                             September 30, 1999    December 31, 1998
                                                             ------------------    -----------------
         Elimination of change in LIFO reserves due to
         conversion to FIFO method for valuing
         inventories at Goshen and Waukesha                         $  97               $ 120

         Harmonization of accounting policies with
         regard to accounting for inventory supplies                 (205)                561

         Reduction of losses incurred on certain
         long-term supply contracts for which specific
         reserves have been established                              (600)               (801)

         Increase in depreciation and amortization
         expenses due to net write-up of property,
         plant and equipment                                          595                 885
                                                                    -----               -----
                                                                    $(113)              $ 765
                                                                    =====               =====

(c) Reflects the effect on selling, general and administrative expenses resulting from the adjustments below (in thousands):

                                                                     Nine Months
                                                                        Ended                Year Ended
                                                                  September 30, 1999      December 31, 1998
                                                                  ------------------      -----------------
         Amortization of Goodwill                                      $ 1,131                $ 1,596

         Change in amortization of capitalized bank
         commitment fees and recurring bank fees under
         Wynn's revolving line of credit versus Goshen's
         former debt agreements                                           (181)                   (24)

         Decrease in pension costs due to actuarial
         remeasurement of pension assets and
         liabilities                                                       (74)                   (73)

         Increase in depreciation and amortization
         expenses due to net write-up of property,
         plant and equipment                                                10                     15
                                                                       -------                -------
                                                                       $   886                $ 1,514
                                                                       =======                =======

(d) Reflects the effect on interest expense resulting from the adjustments below (in thousands):

                                                                   Nine Months
                                                                      Ended               Year Ended
                                                                September 30, 1999     December 31, 1998
                                                                ------------------     -----------------
         Net increase in interest expense under Wynn's
         new debt agreements versus Goshen's former
         debt agreements                                             $   604                $ 1,052

         Increase in interest expense due to
         revaluations of Goshen's other nonbank
         long-term debt                                                  179                    244

         Elimination of Goshen's former recurring
         line of credit fees                                             (17)                   (10)
                                                                     -------                -------
                                                                     $   766                $ 1,286
                                                                     =======                =======


(e) Reflects the decrease in provision for taxes based on income resulting from the combined pro forma adjustments at an estimated incremental tax rate of 39.55%, adjusted for the nondeductibility of goodwill amortization for tax purposes.

(f) On August 31, 1999, Goshen purchased Waukesha. Waukesha's results of operations have been included in Goshen's results of operations beginning August 1, 1999. For purposes of the unaudited pro forma combined condensed statement of income for the nine months ended September 30, 1999, Waukesha's results of operations for the period January 1, 1999 to July 31, 1999 have been included as a separate column in the combined results. For purposes of the unaudited pro forma combined condensed statement of income for the year ended December 31, 1998, Waukesha's results of operations for the year ended October 31, 1998 have been included as a separate column in the combined results.

(g) Reflects the issuance of 25,225 shares of restricted stock pursuant to the Acquisition.

                           WYNN'S INTERNATIONAL, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                     FOR THE PERIOD ENDED SEPTEMBER 30, 1999
                (Dollars In Thousands, Except Per Share Amounts)

                                                                           PRO FORMA     PRO FORMA
                                                 WYNN'S        GOSHEN     ADJUSTMENTS      WYNN'S
                                                ---------     --------    -----------    ---------
ASSETS

Current assets:
  Cash and cash equivalents                     $  61,880     $  1,060     $ (35,625)    $  27,315
  Accounts receivable, less allowance
    for doubtful accounts                          69,418       28,567        (1,690)       96,295
  Inventories                                      32,522       12,348         2,051        46,921
  Prepaid expenses and other current
    assets                                         20,282        5,645           978        26,905
                                                ---------     --------     ---------     ---------
      Total current assets                        184,102       47,620       (34,286)      197,436

Property, plant and equipment, at
  cost less accumulated depreciation
  and amortization                                 56,000       33,260         6,703        95,963
Other assets                                       12,341       11,282        23,881        47,504
                                                ---------     --------     ---------     ---------
                                                $ 252,443     $ 92,162     $  (3,702)    $ 340,903
                                                =========     ========     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                 $      --     $     --     $   6,200     $   6,200
  Accounts payable                                 20,239       17,015            --        37,254
  Taxes based on income                             2,003          962            --         2,965
  Product warranty program and
    vehicle service contract reserves              33,120           --            --        33,120
  Accrued liabilities                              28,520        8,459         2,745        39,724
  Long-term debt due within one year                   --        1,804            (5)        1,799
                                                ---------     --------     ---------     ---------
      Total current liabilities                    83,882       28,240         8,940       121,062
Long-term debt due after one year                      --       38,135         5,644        43,779
Deferred taxes based on income                      6,616        2,191         2,553        11,360
Other liabilities                                  11,333        1,687           750        13,770
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1 par value; 500,000
    shares authorized, none issued                     --           --            --            --
  Common stock, $0.01 par value;
    40,000,000 shares authorized,
    21,898,335 shares issued                          219        1,858        (1,858)          219
  Capital in excess of par value                   21,405          158          (173)       21,390
  Retained earnings                               178,139       20,093       (20,093)      178,139
  Accumulated other comprehensive
    income                                         (6,256)        (200)          200        (6,256)
  Unearned compensation                               (53)          --            --           (53)
  Common stock held in treasury
    3,229,729 shares, at cost
    (3,204,504 pro forma)                         (42,842)          --           335       (42,507)
                                                ---------     --------     ---------     ---------
      Total stockholders' equity                  150,612       21,909       (21,589)      150,932
                                                ---------     --------     ---------     ---------
                                                $ 252,443     $ 92,162     $  (3,702)    $ 340,903
                                                =========     ========     =========     =========


See accompanying notes to unaudited pro forma combined condensed balance sheet.

Notes To Unaudited Pro Forma Combined Condensed Balance Sheet
-------------------------------------------------------------

The following schedule reflects a detailed breakdown of the pro forma adjustments in the unaudited pro forma combined condensed balance sheet:

                  SCHEDULE OF UNAUDITED PRO FORMA ADJUSTMENTS
                      TO COMBINED CONDENSED BALANCE SHEET
                (Dollars In Thousands, Except Per Share Amounts)

                                                                       ADJUSTMENTS
                                                                       TO GOSHEN'S       TRANSACTION
                                                      PURCHASE       CARRYING VALUES        COSTS            PRO FORMA
                                                        (A)                (B)               (C)            ADJUSTMENTS
                                                      --------       ---------------     -----------        -----------
ASSETS

Current assets:
  Cash and cash equivalents                           $(35,209)          $    --           $  (416)          $(35,625)
  Accounts receivable, less allowance
    for doubtful accounts                                   --            (1,690)               --             (1,690)
  Inventories                                               --             2,051                --              2,051
  Prepaid expenses and other current
    assets                                                  --               903                75                978
                                                      --------           -------           -------           --------
      Total current assets                             (35,209)            1,264              (341)           (34,286)

Property, plant and equipment, at
  cost less accumulated depreciation
  and amortization                                          --             6,703                --              6,703
Other assets                                            24,320              (880)              441             23,881
                                                      --------           -------           -------           --------
                                                      $(10,889)          $ 7,087           $   100           $ (3,702)
                                                      ========           =======           =======           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                       $  6,200           $    --           $    --           $  6,200
  Accounts payable                                          --                --                --                 --
  Taxes based on income                                     --                --                --                 --
  Product warranty program and
    vehicle service contract reserves                       --                --                --                 --
  Accrued liabilities                                       --             2,645               100              2,745
  Long-term debt due within one year                        --                (5)               --                 (5)
                                                      --------           -------           -------           --------
      Total current liabilities                          6,200             2,640               100              8,940
Long-term debt due after one year                        4,500             1,144                --              5,644
Deferred taxes based on income                              --             2,553                --              2,553
Other liabilities                                           --               750                --                750
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1 par value; 500,000
    shares authorized, none issued                          --                --                --                 --
  Common stock, $0.01 par value;
    40,000,000 shares authorized,
    21,898,335 shares issued                            (1,858)               --                --             (1,858)
  Capital in excess of par value                          (173)               --                --               (173)
  Retained earnings                                    (20,093)               --                --            (20,093)
  Accumulated other comprehensive
    income                                                 200                --                --                200
  Unearned compensation                                     --                --                --                 --
  Common stock held in treasury
    3,229,729 shares, at cost
    (3,204,504 pro forma)                                  335                --                --                335
                                                      --------           -------           -------           --------
      Total stockholders' equity                       (21,589)               --                --            (21,589)
                                                      --------           -------           -------           --------
                                                      $(10,889)          $ 7,087           $   100           $ (3,702)
                                                      ========           =======           =======           ========

(A) Reflects the purchase of all outstanding Goshen common stock at a purchase price equal to Goshen's estimated net book value at September 30, 1999 plus $24 million, and the issuance to certain Goshen employees of restricted stock with a fair market value of $320,000. A portion of the purchase price was financed with a $6,200,000 note payable to Goshen's former shareholders payable on January 3, 2000, plus interest at LIBOR plus 0.60%. Additionally, $4,500,000 of the purchase price, subject to certain adjustments, is payable to Goshen's former shareholders in annual installments of $1,500,000 in 2003 and $3,000,000 in 2004, plus interest at 5.5%. The Company also agreed to repay all of Goshen's outstanding bank debt and assume Goshen's other nonbank long-term debt at the time of closing.

         To fund the purchase price and repay the outstanding bank debt, the Company used a portion of its cash and cash equivalents and borrowed the balance required under its long-term revolving credit facility with Wells Fargo Bank. For purposes of this pro forma statement, the amount of debt borrowed by the Company under its revolving credit facility with Wells Fargo Bank and the amount of other long-term debt assumed by the Company are equal to Goshen's long-term debt as reported in Goshen's balance sheet at September 30, 1999.

         Additional goodwill (included in other assets) in the amount of $24,320,000 was recorded as part of the purchase price for Goshen. This amount, combined with goodwill of $7,433,000 already on Goshen's balance sheet at September 30, 1999, resulted in total goodwill of $31,753,000 recorded as part of the purchase of Goshen, prior to adjustments to the carrying values of Goshen's net assets to equal their estimated fair values noted in footnote (B) below.

(B) Reflects adjustments to the carrying values of Goshen's net assets to equal their estimated fair values. These values are subject to revision. However, management believes that any resulting adjustments will not have a material effect on the financial position or results of operations of the Company.

         Receivables reflect a write-down of $1.7 million based on management's estimates of net realizable value. Inventories were adjusted to reflect a valuation based on the first-in, first-out method, whereas Goshen previously used the last-in, first-out method of valuation. Prepaid expenses and other current assets reflect adjustments to deferred tax assets of $.9 million related to the adjustments to the carrying values of Goshen's current net assets. Property, plant and equipment reflects a net write-up to land and buildings, based on independent appraisals, and to equipment, based upon management's best estimate of the fair market value. The adjustment to other assets reflects a reduction in goodwill of $2.2 million due to the net adjustments to the carrying values of Goshen's other net assets, partially offset by a write-up in prepaid pension costs of $1.3 million based on actuarial remeasurements.

         Accrued liabilities reflect an accrual for estimated losses from long-term supply contracts and reserves for cancellation of certain long-term operating leases. Adjustments to long-term debt reflect revaluations based upon current market interest rates and certain amended terms that were amended as part of the Acquisition. Deferred taxes based on income reflect adjustments related to the carrying values of Goshen's noncurrent net assets. Other liabilities include estimated reserves for environmental matters related to Goshen's 22 manufacturing locations.

(C) Reflects actual and estimated costs associated with the purchase of Goshen. Such costs include various legal, accounting, appraisal, consulting, bank and regulatory fees.

                                     * * * *

         (c)      Exhibits.

                  The following exhibits are filed as a part of this report:

Exhibit No.       Description
-----------       -----------

    2.1 Stock Purchase Agreement, dated October 20, 1999, among Wynn's International, Inc., Goshen Rubber Companies, Inc. and the shareholders of Goshen, and Amendment No. 1 to Stock Purchase Agreement, dated as of December 17, 1999*

   23.1           Consent of PricewaterhouseCoopers LLP, Independent Accountants

   23.2           Consent of Ernst & Young LLP, Independent Auditors


                  * Previously filed as Exhibit 2.1 on Form 8-K filed on
                    December 30, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           WYNN'S INTERNATIONAL, INC.



                                           By:  /s/ SEYMOUR A. SCHLOSSER
                                                ------------------------------
                                                Seymour A. Schlosser
Date: February 25, 2000                         Vice President - Finance
                                                and Chief Financial Officer

                                 EXHIBIT INDEX



Exhibit No.       Description
-----------       -----------

    2.1 Stock Purchase Agreement, dated October 20, 1999, among Wynn's International, Inc., Goshen Rubber Companies, Inc. and the shareholders of Goshen, and Amendment No. 1 to Stock Purchase Agreement, dated as of December 17, 1999*

   23.1           Consent of PricewaterhouseCoopers LLP, Independent Accountants

   23.2           Consent of Ernst & Young LLP, Independent Auditors

                  * Previously filed as Exhibit 2.1 on Form 8-K filed on
                    December 30, 1999.